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                                                                   Exhibit 11.1

                ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
    FOR THE QUARTERS AND SIX MONTHS ENDED APRIL 30, 1995 AND APRIL 28, 1996

                                  (Unaudited)
                     (In Thousands, Except per Share Date)


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
                                              Quarter Ended         Six Months Ended
                                         ----------------------  ----------------------
                                          April 30,   April 28,   April 30,   April 28,
                                             1995        1996        1995       1996
                                          --------    --------    ---------   ---------
Shares:
     Weighted average common shares
      outstanding                             5,904       6,192       6,003       6,135

     Net common shares issuable on
      exercise of stock options                 511         421         501         535
                                             ------      ------      ------      ------

Weighted average common and common
 equivalent shares outstanding                6,415       6,613       6,504       6,670
                                             ======      ======      ======      ======

Income before minority interest              $  853      $  172      $  948      $  246
Minority interest                              (102)        (24)        (96)         35
                                             ------      ------      ------      ------

Net income                                   $  751      $  148      $  852      $  281
                                             ======      ======      ======      ======

Net income per common and common
 equivalent share:
   Income before minority interest           $ 0.13      $ 0.02      $ 0.14      $ 0.03
   Minority interest                          (0.02)         --       (0.01)       0.01
                                             ------      ------      ------      ------

   Net income                                $ 0.11      $ 0.02      $ 0.13      $ 0.04
                                             ======      ======      ======      ======


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